Exhibit 99.2

11th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Partners Yung Ching Tat ❖● 容正達 Kong Yuen Hoong 江潤紅
香港中環皇后大道中15號置地廣場告羅士打大廈十一樓

Telephone 電話	:	+ 852 2523 9161	David K.C. Cheung 張健俊 Law Chi Yuen ● 羅志遠 Janine Y.S. Mok 莫漪淳 Kevin W.M. Chan 陳偉文 Antony Wong 黃東尼
Fax No. 傳真	:	+ 852 2845 9266
Website 網址	:	www.hastings-hk.com
E-mail 郵址	:	hastings@hastings-hk.com
DX Number 會員編號	:	DX - 009081 Central 1 Legal

Branch Office 分行	:	Shenzhen, PRC 中國深圳市

23 October 2024

BY EMAIL ONLY

Our Ref: KL/P-11/2023(32808.113115)KL

Kandal M Venture Limited
Cricket Square, Hutchins Drive
PO Box 2681, Grand Cayman
KY1-1111, Cayman Islands
Attn.: The Board of Directors

Dear Sirs,

Re: Legal Opinion on Certain Hong Kong Legal Matters (the “Matter”)

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

We have acted as Hong Kong counsel to Kandal M Venture Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands with limited liability, and its subsidiary established in Hong Kong, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder, relating to the initial public offering (the “Offering”) by the Company of its Class A Ordinary Shares (the “Ordinary Shares”) and listing of the Company’s Ordinary Shares on the NASDAQ Capital Market (the “NASDAQ”) and the registration for resale Ordinary Shares held by certain Seller Shareholders named therein. We have been requested to give this opinion as to the matters set forth below.

For the purpose of giving this opinion, we have examined copies of due diligence documents provided by Prospect Focus Limited (the “HK Subsidiary”) in respect of the subject matter specified in Section B entitled “Opinions” (below) and conducted the searches listed in Schedule 1 we deemed necessary for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company or the HK Subsidiary.

Wanda W.H. Suen
孫詠衡
Simon C.Y. Siu ❖●
蕭澤宇
Jennifer H.K. Fan
范可琪
Lui Ka Wan
呂嘉運
Lai King
黎競
Kenneth K.S. Yung
容啟善
Kwan Lai Ha
關麗霞
Hung Yuk Kwan
洪玉暉
Consultants
Tony K.T. Wong ●
王啟東
Tommy K.M. Wong
黃奇文
Hwang Sok Inn
方雪茵
Lee Kui Lam ❖●
李鉅林
Ma Ching Nam ❖●
馬清楠
Laurie H.L. Lam
林開利
Stella W.P. Lam
林慧萍
Alfred K.C. Lam v
林國昌
Brian M.C. Keung
姜文清
Bunny S.B. Pang
彭劭彬
Kwong Chi Keung ●
鄺志強
Senior Associates
Ho Man Wai
何文緯
Samuel K.K. Leung
梁建基
Rufina S.Y. Ng
伍舜瑜
Siu Hiu Lui
邵曉蕾
Cecilia K.S. Tse
謝琴心
Wystan W.S. Wu
胡偉信
Zhang Tingru
張婷茹

Associates
Au Ching Har
區靜霞
Marcus S.K. Chow
鄒瑞基
Chung Chi Kit
鍾智傑
Karina Y.C. Kong
江宛芝
Lee Tsz Ching
李子晴
Leung Wing Chi
梁詠姿
Leung Yuen Kiu
梁婉橋
Ma Sze Ting
馬詩婷
Ariel N.Y. Tam
譚雅尤
Tong Yihan
童伊涵

Registered Foreign Lawyer
Lisa L. Wai
韋麗

● 國際公証人
Notary Public
❖ 中國委托公証人
China-Appointed Attesting Officer

In association with SFKS CK Kwong, Solicitors

HASTINGS & CO.	CONTINUED Page No. 2

A.	Assumptions

In rendering this opinion, we have assumed without independent investigation the following (the “Assumptions”):-

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Matter as originals (if any) are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	each of the parties (other than the HK Subsidiary) to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this opinion;

(iv)	the accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company and/or the HK Subsidiary to us;

(v)	the information disclosed by company searches and/or other public searches in Hong Kong are accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and/or the HK Subsidiary, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii)	the instructions and information provided by the Company and/or the HK Subsidiary are true and accurate to our best belief; and

(viii)	there has been no change in the information contained in the latest records of the Company and the HK Subsidiary and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this opinion.

B.	Opinions

Subject to the Assumptions and Qualifications (as defined below), we are of the opinion that:-

(i)	the HK Subsidiary has been duly incorporated with limited liability and registered as a company limited by shares in Hong Kong and has legal capacity to sue and be sued in its own name in a court of law in Hong Kong. In addition, we note that:

(a)	the Company Search (as defined below) revealed no orders or resolutions for the winding-up of the HK Subsidiary and no notices of appointment in respect of the HK Subsidiary of a liquidator, receiver or receiver and manager; and

(b)	the Winding-up Search (as defined below) revealed that no petitions for the winding-up of the HK Subsidiary have been presented;

HASTINGS & CO.	CONTINUED Page No. 3

(ii)	based solely on the results of the Litigation Search (as defined below), we are not aware of any actions, suits or proceedings before the courts of Hong Kong against the Company or the HK Subsidiary as at the date of the Litigation Search;

(iii)	based on the Company Search and the corporate documents provided to us, no material non-compliance with the laws of Hong Kong has been found in respect of the HK Subsidiary’s business operations, which would materially and adversely affect the HK Subsidiary’s business operations;

(iv)	based solely on the corporate documents provided to us, the allotment, issue and transfer of shares of the HK Subsidiary effected prior to this date are valid and legal;

(v)	based on the results of the Company Search and the documents provided to us, there are no mortgages, charges and other encumbrances registered with the Hong Kong Companies Registry that have not been discharged in respect of the HK Subsidiary;

(vi)	based solely on the results of the MPF Search (as defined below), we are not aware of any non-compliant records against the HK Subsidiary resulting from legal proceedings initiated by the Hong Kong Mandatory Provident Fund Schemes Authority in connection with the violation of the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) as at 23 October 2024;

(vii)	based on the results of the Business Registration Search (as defined below) and documents provided to us, the HK Subsidiary has obtained the requisite business registration certificates to carry on businesses in Hong Kong and the business registration certificates are in full force and effect as at the date of the Business Registration Search;

(viii)	the courts of Hong Kong may recognize and enforce judgments made by courts in other jurisdictions pursuant to a statutory scheme under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319 of the Laws of Hong Kong) in relation to judgments in civil and commercial matters made by courts in specified jurisdictions as well as under common law principles. However, the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As such, judgments rendered by a court in the United States may only be enforced under common law; and

(ix)	the statements set forth in the Registration Statement insofar as such statements purport to describe or summarize Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof.

C.	Qualifications

The opinion expressed above is subject to the following qualifications (“Qualifications”):-

(i)	our opinion is limited to the laws of Hong Kong and of general application on the date hereof. We have not made investigation of, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong, and accordingly express or imply no opinion, whether directly or indirectly, on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

HASTINGS & CO.	CONTINUED Page No. 4

(iv)	this opinion is issued based on the laws of Hong Kong that are currently in effect. For matters which are not explicitly provided for under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the HK Subsidiary, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the HK Subsidiary’s internal records, employment records, corporate records, and other documents which may not be a complete and accurate representation or record of the matters contained therein;

(vi)	the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	a receiver, receiver and manager, or liquidator has been appointed; or

(c)	amendments have been made to the memorandum and articles of association of a company, since notice of these matters may not be filed with the Hong Kong Companies Registry immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented;

(vii)	the Winding-up Search relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Official Receiver’s Office or High Court of Hong Kong (as appropriate) immediately;

(viii)	the results of the Litigation Search are provided by ECREDIT MANAGEMENT LIMITED, and the results may not be conclusive since the Litigation Search is limited to those data in the search agent’s database as listed in Schedule 2. There may also be a time lag between receipt of information and the time that the information is entered into the search agent’s database;

(ix)	the results of the MPF Search may not be conclusive since:

(a)	the MFP Search contains MPF non-compliance records resulting from criminal convictions and civil awards or judgments, any non-compliance before criminal convictions and civil awards or judgments will not be recorded in the non-compliant employer and officer records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority (“Non-Compliant Employer and Officer Records”);

(b)	any criminal convictions and civil awards or judgments may not be immediately recorded in the Non-Compliant Employer and Officer Records; and

(c)	all past non-compliance records of an employer or officer will be removed from the Non-Compliant Employer and Officer Records if the employer or officer has no further non-compliance issues within five years of the last posted record;

HASTINGS & CO.	CONTINUED Page No. 5

(x)	this opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this opinion should not be read independently;

(xi)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein; and

(xii)	we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and/or the HK Subsidiary or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Hastings & Co.

Hastings & Co.

HASTINGS & CO.	CONTINUED Page No. 6

SCHEDULE 1

SEARCHES

1.	company searches of the HK Subsidiary at the Hong Kong Companies Registry on 23 October 2024 (the “Company Search”);

2.	winding-up searches on the HK Subsidiary at the Official Receiver’s Office in Hong Kong on 23 October 2024 (the “Winding-up Search”);

3.	litigation searches on the Company and the HK Subsidiary conducted through ECREDIT MANAGEMENT LIMITED on 23 October 2024 (the “Litigation Search”);

4.	business registration searches on the HK Subsidiary at the Hong Kong Inland Revenue Department Business Registration Office on 23 October 2024 (the “Business Registration Search”); and

5.	Mandatory Provident Fund non-compliance searches on the HK Subsidiary through the online Non-Compliant Employer and Officer Records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority on 23 October 2024 (the “MPF Search”).

HASTINGS & CO.	CONTINUED Page No. 7

SCHEDULE 2

LITIGATION SEARCH DATA

1.	High Court Cause Book Registry (data since 1992)

Civil Action

Constitutional and Administrative Law Proceedings

Admiralty Action

Bankruptcy Proceedings

Commercial Action

Companies Winding-up Proceedings

Construction and Arbitration Proceedings

Personal Injuries Action

Miscellaneous Proceedings

Application to set aside a Statutory Demand (under Bankruptcy Ordinance)

Book Debt Registration

High Court Bankruptcy Interim Order

Bill of Sale Registration

Stop Notice

Intellectual Property Case

2.	District Court Cause Book Registry (data since 1992)

Personal Injuries Action

Employee’s Compensation Case

Equal Opportunities Action

Miscellaneous Proceedings

Distraint Case

Civil Action

District Court Tax Claim

3.	Bankruptcy Proceedings (data since 1992)

4.	Bankruptcy Petition (data since 1992)

5.	Bankruptcy Order (data since 1992)

6.	Bankruptcy Discharge (data since 1992)

7.	Bankruptcy Objections to Discharge (data since 1992)

8.	Bankruptcy Interim Order (data since 1992)

9.	Companies Winding-Up Proceedings (data since 1992)

10.	Companies Winding-Up Petition (data since 1992)

HASTINGS & CO.	CONTINUED Page No. 8

11.	Insolvency (data since 1992)

12.	Court of Final Appeal (data since 2000)

13.	Court of Appeal of High Court (data since 2000)

14.	Court of First Instance of the High Court (data since 2000)

High Court (Master’s List) (data since 2000)

High Court (3 Minutes Chambers List) (data since 2000)

High Court (Bankruptcy Petition) (data since 2000)

High Court (Chambers List PI) (data since 2000)

High Court (Check List / Case Management Conference) (data since 2000)

High Court (Checklist Reviewing Hearing PI Cases) (data since 2000)

High Court (Companies Winding-up Petition) (data since 2000)

High Court (Miscellaneous Insolvency Application) (data since 2000)

High Court (Objections to discharge) (data since 2000)

High Court (Appointment of Joint & Several Liquidators) (data since 2000)

High Court (O.14 List) (data since 2000)

15.	Competition Tribunal (data since 2000)

16.	Lands Tribunal (data since 2000)

17.	District Court (data since 2000)

18.	Eastern Magistrates’ Courts (data since 2000)

19.	Kowloon City Magistrates’ Courts (data since 2000)

20.	Kwun Tong Magistrates’ Courts (data since 2000)

21.	West Kowloon Magistrates’ Courts (data since 2000)

22.	Shatin Magistrates’ Courts (data since 2000)

23.	Fanling Magistrates’ Courts (data since 2000)

24.	Tuen Mun Magistrates’ Courts (data since 2000)

25.	Labour Tribunal (data since 2000)

26.	Small Claims Tribunal (data since 2000)